Exhibit 99.1

CORMEDIX RECEIVES COMPLETE RESPONSE LETTER FROM FDA FOR DEFENCATH™ CATHETER LOCK SOLUTION

Berkeley Heights, NJ — March 1, 2021 — CorMedix Inc. (NASDAQ: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today that the US Food and Drug Administration (FDA) cannot approve the New Drug Application (NDA) for DefenCath™ (taurolidine/heparin catheter lock solution) in its present form. FDA noted concerns at the third-party manufacturing facility after a review of records requested by FDA and provided by the manufacturing facility. FDA did not specify the issues and CorMedix intends to work with the manufacturing facility to develop a plan for resolution when FDA informs the facility of the specific concerns. When we are informed of the issues, we will schedule an investor conference call to provide an update on our expected timeline for resolution. Additionally, FDA is requiring a manual extraction study to demonstrate that the labeled volume can be consistently withdrawn from the vials despite an existing in-process control to demonstrate fill volume within specifications. CorMedix expects to be able to complete this requirement expeditiously.

Satisfactory resolution of these issues is required for approval of the DefenCath NDA by a pre-approval inspection and/or adequate manufacturing facility responses addressing these concerns. If an inspection is required, the FDA is currently facing a backlog due to the pandemic and are actively working to define an approach for scheduling outstanding inspections once safe travel may resume. CorMedix will request a meeting with the FDA, which we estimate will occur by mid-April, to obtain agreement with the Agency on our proposed plan for resolution of the issues at our third-party manufacturing facility.

FDA did not request additional clinical data, and did not identify any deficiencies related to the data submitted on the efficacy or safety of DefenCath from LOCK-IT-100. In draft labeling discussed with FDA, the Agency added that the initial approval will be for the limited population of patients with kidney failure receiving chronic hemodialysis through a central venous catheter. This is consistent with our request for approval pursuant to the Limited Population Pathway for Antibacterial and Antifungal Drugs (LPAD), which provides for a streamlined clinical development program involving fewer clinical trials. The LPAD pathway is intended to encourage the development of safe and effective products that address unmet medical needs of patients with serious bacterial and fungal infections.

Khoso Baluch, CEO, stated that “CorMedix intends to work closely with the FDA and the manufacturing facility to support the completion of the review of the NDA. We are disappointed that we will be delayed in bringing DefenCath to an underserved community with an unmet medical need. We are gratified that FDA did not identify deficiencies in the safety and efficacy data for DefenCath and CorMedix will work diligently to bring DefenCath to dialysis patients who remain at risk of life-threatening catheter-related blood stream infections.”

DefenCath received designations as Fast Track and Qualified Infectious Disease Product (QIDP), and the NDA received priority review. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed.

CorMedix ended the 4th quarter of 2020 with pro forma cash, cash equivalents and short-term investments of approximately $87.8 million, including capital raised though ATM issuance, which the company estimates is sufficient to fund operations at least into second half of 2022.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product, which provides an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin™ is CE Marked and marketed in Europe and other territories as a medical device.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path, including whether a second Phase 3 clinical trial will be required for approval of DefenCath’s marketing approval; the resources needed to secure approval of the new drug application for DefenCath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576